Exhibit 4.12

NEWPARK RESOURCES, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (along with the Appendix A, the "Agreement") is by and between NEWPARK RESOURCES, INC., a Delaware corporation (the "Company"), and Optionee, with reference to the following facts:

A.
The Company has duly adopted the Amended and Restated 2006 Equity Incentive Plan (the "2006 Plan") which authorizes the Compensation Committee of the Board of Directors of the Company (the "Committee") to grant equity compensation, including but not limited to Non-Qualified Stock Options and Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and which is intended to encourage ownership of stock of the Company by officers and other key management employees and to provide additional incentive for them to promote the success of the Company.

B.
The Committee has determined that Optionee is entitled to participate in the 2006 Plan, and has taken appropriate action to authorize the granting of a Non-Qualified Stock Option to Optionee for the number of shares, at the price per share and on the terms set forth in this Agreement.

C.	Optionee desires to participate in the 2006 Plan and to receive a Non-Qualified Stock Option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Grant of Option.

The Company hereby grants to Optionee the right and option (hereinafter referred to as the "Option") to purchase all or any part of an aggregate of the Option Shares of common stock, $.01 par value, of the Company (the "Common Stock"), subject to the terms and conditions set forth herein, the Appendix A and in the 2006 Plan, each of which are incorporated herein by reference.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the 2006 Plan.

2.              Purchase Price.

The purchase price (the “Option Price”) of each Option Share shall be $____.

3.             Option Period.

3.1         The Option shall commence on the Date of Grant and shall expire, and all rights to purchase the Option Shares shall terminate, at the close of business on the day (the “Expiration Date”) immediately preceding the tenth anniversary of the Date of Grant, unless terminated earlier as provided in this Agreement.  The Option shall not be exercisable until all legal requirements under the 2006 Plan have been fully complied with.  Subject to the foregoing, the Option shall be exercisable during its term as to ________________; provided, however, if Optionee shall not in any period purchase all of the Option Shares which Optionee is entitled to purchase in such period, Optionee may purchase all or any part of such Option Shares at any time after the end of such period and prior to the Expiration Date or the earlier termination of the Option as provided in this Agreement.

3.2         Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any Option evidenced hereby held by Optionee which remains unvested at such time shall immediately become vested.  For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the 2006 Plan unless the Optionee has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement.  To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the 2006 Plan, the definition in the Change in Control Agreement shall control.  Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Option evidenced by this Agreement, shall control.

In the case any item of income under the Option subject to this Agreement to which the definition of “Change in Control” under the Plan or Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Option, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

4.             Exercise of Option.

4.1         The Option may be exercised in whole or in part (but not as to fractional shares or fewer than 100 shares or, if less, for all the remaining Option Shares, in any single exercise) only by notice in writing from the Optionee to the Company, or a broker designated by the Company, of the Optionee’s binding commitment to purchase shares specifying the number of shares the Optionee intends to purchase under the option and the date on which the Optionee agrees to complete the transaction and, if required to comply with the Securities Act of 1933, containing a representation that it is the Optionee’s intention to acquire the shares for investment and not with a view to distribution, accompanied by payment of the Option Price and any amounts required to be withheld for tax purposes under Section 14 of the 2006 Plan.

4.2         The Option Price of Option Shares purchased shall be paid in full (a) in cash or by check acceptable to the Committee, (b) by the delivery of Shares which have been outstanding for at least six months or such other minimum period as may be required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes (unless the Committee approves a shorter period) and which have a Fair Market Value on the date the Option is exercised not in excess of the full Option Price for the Option Shares with respect to which the Option is being exercised and by paying the remaining amount of such Option Price as provided in clause (a) above, (c) to the extent permitted by Applicable Laws, by a Cashless Exercise, or (d) by any combination of the foregoing permissible forms of payment.

5.             Employment of Optionee.

5.1         Except as otherwise provided in Section 5 of this Agreement, Optionee may not exercise the Option unless, at the time of exercise, Optionee is an Employee of the Company or a Subsidiary and has been in the employ of the Company or a Subsidiary continuously since the Date of Grant, subject to any determination made by the Committee with respect to authorized leaves of absence.

5.2         Nothing contained herein shall be construed to impose upon the Company or upon any Subsidiary any obligation to employ Optionee for any period or, except as specifically provided otherwise herein, to supersede or in any way alter, increase or diminish the respective rights and obligations of the Company or Subsidiary and Optionee under any employment contract now or hereafter existing between them.

6.             Termination of Employment.

6.1         If the employment of Optionee with the Company or a Subsidiary shall terminate because of Disability or death of Optionee, (a) the Option, to the extent exercisable on the date of termination of employment, shall remain in full force and effect and may be exercised pursuant to the provisions hereof at any time until the earlier of the Expiration Date and the expiration of 12 months following termination of the employment of Optionee, and (b) the Option, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

6.2         If the employment of Optionee with the Company or a Subsidiary is terminated by the Company or Subsidiary for Cause, the Option, whether vested or not, shall terminate concurrently with the first discovery by the Company of any reason for the termination of Optionee's employment for Cause and shall not be exercisable thereafter.  If Optionee’s employment with the Company or a Subsidiary is suspended pending an investigation of whether reason for termination for Cause existed, all of Optionee’s rights under the Option, including but not limited to the right to exercise the Option, shall likewise be suspended during such period of investigation.

6.3         If the employment of Optionee with the Company or a Subsidiary shall terminate for any reason other than the reasons set forth in Section 5.1 or Section 5.2 hereof, unless otherwise provided by the Committee, (a) the Option, to the extent then presently exercisable, may be exercised pursuant to the provisions hereof at any time until the earlier of the Expiration Date and the expiration of three months after the date of such termination of employment (except that the three month period shall be extended to 12 months if Optionee shall die during such three month period), and (b) the Option, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

7.             Securities Laws Requirements.

7.1         The Option shall not be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other requirements of law or any regulatory bodies having jurisdiction over such exercise or issuance and delivery, have been fully complied with.  The Company will use reasonable efforts to maintain the effectiveness of a registration statement under the Securities Act for the issuance of the Option and the Option Shares but there may be times when no such registration statement will be currently effective.  Exercise of the Option may be temporarily suspended without liability to the Company during times when no such registration statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company.  If the Option would expire for any reason other than the passage of the Expiration Date, then if exercise of the Option is duly tendered before such expiration, the Option shall be exercisable and deemed exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension.  The Company shall have no obligation to file any registration statement covering resales of the Option Shares.

7.2         Upon each exercise of the Option, Optionee shall represent, warrant and agree, by an exercise notice delivered to the Company, that (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act or any other applicable federal or state securities laws, (b) if Optionee is subject to the reporting requirements under Section 16(a) of the Exchange Act, Optionee will furnish to the Company a copy of each Form 4 or Form 5 filed by Optionee and will timely file all reports required under federal securities laws, and (c) Optionee will report all sales of Option Shares to the Company in writing on the form prescribed from time to time by the Company.  All Option Share certificates may be imprinted with legends reflecting federal and state securities law restrictions and conditions and the Company may comply therewith and issue "stop transfer" instructions to its transfer agents and registrars without liability.

8.             Non-transferability of Option.

The Option evidenced by this Agreement is not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s guardian or legal representative.  To the extent the Option is transferred in accordance with the foregoing provisions of this Section 7, the Option may only be exercised by the person or persons who acquire a pecuniary interest in the Option pursuant to such transfer.  Except as provided above, the Option evidenced by this Agreement shall not be assignable by operation of law and shall not be subject to attachment, execution, garnishment, sequestration, the law of bankruptcy or any other legal or equitable process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions of this Agreement, and the levy of any execution, attachment or similar process thereupon, shall be null and void and without effect.

9.             Changes in Capitalization.

In the event that at any time after the Date of Grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of Option Shares subject to the Option which have not vested under this Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.  Notwithstanding the foregoing, however, nothing contained in this Agreement shall allow, or have the effect of, a “modification” or an “extension” (within the meaning of those terms under Section 409A of the Code and the Treasury Regulations and administrative guidance thereunder) of any Option, which would include, but not be limited to, any change having the effect of a reduction of the exercise price under any Option to an amount less than the Fair Market Value of a Share of Common Stock as of the Date of Grant as determined for purposes of Section 409A of the Code.

10.           Reorganization of the Company.

The existence of the Option and this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.           Privileges of Ownership.

Optionee shall not have any of the rights of a stockholder with respect to the Option Shares covered by the Option except to the extent that share certificates have actually been issued and registered in Optionee's name on the books of the Company or its registrar upon the due exercise of the Option.  The Company shall be allowed a reasonable time following notice of exercise in which to accomplish the issuance and registration.

12.           Reference to 2006 Plan.

The Option is granted pursuant to the 2006 Plan and this Agreement and the Option are subject to all of the terms and conditions of the 2006 Plan, which are hereby incorporated by reference.  In the event of any conflict between this Agreement and the 2006 Plan, the provisions of the 2006 Plan shall prevail.  By execution of this Agreement, Optionee agrees to be bound by all terms, provisions, conditions and limitations of the 2006 Plan and all determinations of the Committee pursuant thereto.

13.           Clawback Policy.

Notwithstanding any provisions in the 2006 Plan or this Agreement to the contrary, the Option, this Agreement and any Shares acquired pursuant to the exercise of the Option shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time.

14.           Notices.

Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Corporate Secretary at 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381, and any notice to be given to Optionee shall be addressed to Optionee at the address appearing on the employment records of the Company, or at such other address or addresses as either party may hereafter designate in writing to the other.  Any such notice shall be deemed duly given when enclosed in a properly sealed envelope, addressed as herein required and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.

15.           Tax Liability.

Regardless of any action the Company or Subsidiary takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the 2006 Plan and legally applicable to the Optionee or deemed by the Company or Subsidiary to be an appropriate charge to the Optionee even if technically due by the Company or Subsidiary (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or Subsidiary.  The Optionee further acknowledges that the Company and/or Subsidiary (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of shares of Common Stock upon exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax-withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Subsidiary to satisfy all Tax-Related Items.  In this regard, the Optionee authorizes the Company and/or the Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

a.      withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Subsidiary;

b.      withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

c.      withholding in shares to be issued upon exercise of the Option.

The Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee is deemed to have been issued the full number of shares subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the 2006 Plan.

Optionee shall pay to the Company or the Subsidiary any amount of Tax-Related Items that the Company or the Subisiary may be required to withhold or account for as a result of the Optionee’s participation in the 2006 Plan that are not, in the discretion of the Company or the Subsidiary, satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

16.           Nature of Grant.

a.      In accepting this Option grant, the Optionee acknowledges that:

b.      the 2006 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

c.      the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

d.      all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

e.      the Optionee is voluntarily participating in the 2006 Plan;

f.      the Option and the shares of Common Stock subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Subsidiary, and which are outside the scope of the Optionee’s employment contract, if any;

g.     the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;

h.     the Option and the shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or affiliate of the Company;

i.      the Option grant and the Optionee’s participation in the 2006 Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;

j.      the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

k.     if the underlying shares of Common Stock do not increase in value, the Option will have no value;

l.      if the Optionee exercises the Option and obtains shares of Common Stock, the value of the shares of Common Stock acquired upon exercise may increase or decrease in value, even below the purchase price; and

m.     no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment or service with the Company or the Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Subsidiary, waives his or her ability, if any, to bring such a claim, and releases the Company and the Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the 2006 Plan, the Optionee shall be deemed irrevocably to have waived any entitlement to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

17.           Data Privacy.

The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Subsidiary, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the 2006 Plan.

 The Optionee understands that the Company and the Subsidiary may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the 2006 Plan (“Data”).

The Optionee understands that Data will be transferred to a designated broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the 2006 Plan.  The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local stock plan representative.  The Optionee authorizes the Company, a designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the 2006 Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the 2006 Plan.  The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the 2006 Plan.  The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s stock plan representative.  The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the 2006 Plan.  For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s stock plan representative.

18.           Number and Gender.

Terms used herein in any number or gender include other numbers or genders, as the context may require.

19.           Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Governing Law.

This Agreement and performance under it, shall be construed in accordance with and under the laws of the State of Delaware.  Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, such term or provision shall be adjusted rather than voided and interpreted so as to be enforceable to the fullest extent possible, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

21.           Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the 2006 Plan by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2006 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.           No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the 2006 Plan, or the Optionee’s acquisition or sale of the underlying shares of Common Stock.  The Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the 2006 Plan before taking any action related to the 2006 Plan.

23.           Appendix.

Notwithstanding any provisions in this Agreement, the Options grants shall be subject to any special terms and conditions set forth in the Appendix to this Agreement, including additional terms for all non-U.S. Optionees and additional terms for the Optionee’s country.  If the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws or facilitate the administration of the 2006 Plan.  The Appendix constitutes part of the Agreement.

24.           Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25.           Entire Agreement.

The 2006 Plan, this Non-Qualified Stock Option Agreement and the Appendix constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supercede all prior understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern Options for Optionees residing outside of the United States and in one of the countries listed herein.  Capitalized terms not explicitly defined in this Appendix but defined in the Agreement shall have the same definitions as in the Agreement.

This Appendix also includes information regarding certain issues of which the Optionee should be aware with respect to participation in the 2006 Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2012.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the 2006 Plan because the information may be out of date at the time that the Optionee exercises the Option or sells shares of Common Stock acquired upon exercise of the Option.

 In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result.  Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to a particular situation.

 Further, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, the information contained herein may not be applicable.

The Company may, at any time and at its own discretion, restrict the available methods of exercising the Option/paying the purchase price or direct the repatriation of the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option to facilitate compliance with any tax, securities or other relevant laws in the Optionee’s country.

AUSTRALIA

Option Period.  The first sentence of Section 2.1 is replaced with the following:

The Option shall commence on the Date of Grant and shall expire, and all rights to purchase the Option Shares shall terminate, at the close of business on the day (the “Expiration Date”) immediately preceding the seventh anniversary of the Date of Grant, unless terminated earlier as provided in this Agreement.

Exercise of Option.  Notwithstanding Section 3 of the Agreement, the Optionee may not exercise any portion of this Option unless and until the Fair Market Value (as defined in the 2006 Plan) per Option Share exceeds the Option Price for three business days after each Vesting Date.

Notifications

Securities Law Notification.  Australian securities laws may impose disclosure obligations in connection with offering Options and Common Stock acquired under the 2006 Plan for sale in Australia.  Without limiting Section 7 of the Agreement, Options and Common Stock acquired under the 2006 Plan must not be sold, or offered for sale, in Australia, except in compliance with Australian laws.

Exchange Control Notification.  Exchange control reporting is required for cash transactions exceeding AUD$10,000 and international fund transfers.  The Australian bank assisting with the transaction will file the report for the Optionee.  If there is no Australian bank involved in the transfer, the Optionee will be required to file the report.

BRAZIL

Compliance with Law.  By accepting the Option, the Optionee acknowledges agreement to comply with applicable Brazilian law and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of shares issued upon exercise of the Option.

Notifications

Exchange Control Information.  If the Optionee is a resident or domiciled in Brazil, the Optionee will be required to submit an annual declaration of assets and rights outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights in equal to or greater than US$100,000.  Assets and rights that must be reported include shares issued upon exercise of an Option.

CANADA

Exercise of Option.  Notwithstanding anything in the Agreement or the 2006 Plan, Optionee is not permitted to pay the purchase price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Common Stock owned by Optionee.

Termination of Employment.  The following provision supplements Section 5 of the Agreement:

Optionee’s right to any unvested Option Shares will terminate effective as of the date that is the earlier of (a) the date Optionee receives notice of termination from the Company or Subsidiary, or (b) the date Optionee is no longer actively providing service, regardless of notice period or period of pay in lieu of such notice required under applicable local laws (including, but not limited to statutory law, regulatory law and/or common law); the Company and/or Subsidiary shall have the exclusive discretion to determine when Optionee is no longer actively providing service for purposes of the Option.

Data Privacy.  The following provision supplements Section 16 of the Agreement:

The Optionee hereby authorizes the Company and Subsidiary to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the 2006 Plan.  The Optionee further authorizes the Company and Subsidiary or its affiliates to disclose and discuss the Option with their advisors.  The Optionee further authorizes the Company and Subsidiary to record such information and keep such information in the Optionee’s employee file.

ITALY

Exercise of Option.  Notwithstanding anything in the Agreement or the 2006 Plan, Optionee will be restricted to a Cashless Exercise.  To complete a Cashless Exercise, the Optionee will need to instruct the broker designated by the Committee to sell the Shares issued upon exercise of the Option and use the proceeds to remit the Option Price to the Company, along with any applicable Tax-Related Items, which then leaves the balance to the Optionee.  Optionee will not be permitted to hold Option Shares after exercise.  Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit additional forms of exercise and payment.

Data Privacy Notice.  This provision replaces Section 16 of the Agreement:

Optionee understands that the Company and any Subsidiary may hold certain personal information, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary, details of all Awards granted, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of implementing, managing and administering the 2006 Plan (“Data”).

Optionee understands that providing the Company with Data is necessary for the performance of the 2006 Plan and that refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Optionee’s ability to participate in the 2006 Plan. The Controller of personal data processing is Newpark Resources, Inc. with registered offices at 2700 Research Forest Drive Suite 100, The Woodlands, Texas 77381, and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is AVA S.p.A., with registered offices at Via Salaria, 1313/C, Rome, Italy.

Optionee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the 2006 Plan.  Optionee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  Optionee further understands that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing participation in the 2006 Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the 2006 Plan, including any requisite transfer of Data to a broker or other third party with whom Shares acquired at vesting of the Option may be deposited. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing participation in the 2006 Plan.  Optionee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the 2006 Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the 2006 Plan.

Optionee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Optionee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the 2006 Plan.  Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Optionee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Optionee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting local human resources representatives.

Plan Document Acknowledgment.  By accepting the Option, the Optionee acknowlexges receipt of the 2006 Plan, the Agreement and this Appendix and has reviewed the 2006 Plan, the Agreement and this Appendix in their entirety andfully accepts all provisions thereof.  The Optionee has read and further acknowledges and specifically and expressly approves the following provisions of the Agreement: (i) Section 4: Employment of Optionee; (ii) Section 14: Tax Liability; (iii) Section 15: Nature of Grant; (iv) Section 19: Governing Law; (v) Section 22: Appendix; and (vi) the Data Privacy provision in this Appendix.

Notifications

Exchange Control Information.  Optionee is required to report the following on an annual tax return: (1) any transfers of cash or shares to or from Italy exceeding €10,000, (2) any foreign investments or investements held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (e.g., Options, shares of Common Stock or cash) may result in income taxable in Italy (this will include reporting any vested Options if their intrinsic value (i.e., the difference between the fair market value of the shares underlying the vested options at the end of the year and the purchase price) combined with other foreign assets exceed €10,000), and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on the Optionee’s foreign investments or investments held outside of Italy.  Under certain circumstances, the Optionee may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

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